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                                 EXHIBIT (14)(a)

                        Consent of Deloitte & Touche LLP

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                      INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement filed on Form N-14 under the Securities Act of 1933, filed under Pre-Effective Amendment No. 2 to the Registration Statement No. 333-33304 of our report dated September 10, 1999, relating to HighMark Funds, including Growth Fund, Value Momentum Fund, Income Equity Fund, Balanced Fund, Emerging Growth Fund, Small Cap Value Fund, International Equity Fund, California Intermediate Tax-Free Bond Fund, Bond Fund, Intermediate-Term Bond Fund, 100% U.S. Treasury Money Market Fund, U.S. Government Money Market Fund, Diversified Money Market Fund, and California Tax-Free Money Market Fund, incorporated by reference in the Registration Statement and to the reference to us under the caption "Financial Statements" in such Registration Statement.


DELOITTE & TOUCHE LLP
San Francisco, California
April 20, 2000